Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of MetroCorp Bancshares, Inc. of our report dated March 15, 2011 relating to the consolidated financial statements, which appears in MetroCorp Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 23, 2012